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                                                                     Exhibit 8.1










                                   May 8, 2002




(212) 351-4000                                                       39267-00017


Horace Mann Educators Corporation
1 Horace Mann Plaza
Springfield, Illinois 62715-0001

         Re:      SENIOR CONVERTIBLE NOTES DUE 2032

Ladies and Gentlemen:

         We have acted as tax counsel to Horace Mann Educators Corporation, a Delaware corporation (the "Company"), in connection with the issuance of $315,800,000 principal amount of Senior Convertible Notes due 2032 (the "Notes"). The Company has requested our opinion as to whether (1) the Notes will be treated as indebtedness of the Company for federal income tax purposes and
(2) the regulations governing contingent payment debt instruments (the "CPDI Regulations") will apply to the Notes.

         In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the Offering Memorandum of the Company dated May 8, 2002 (the "Offering Memorandum"); (ii) a draft of the Indenture, which will be dated May 14, 2002 among the Company and JPMorgan Chase Bank, as trustee; and (iii) the Annual Report ("Annual Report") of the Company on Form 10-K filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1934. In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

         Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Notes set forth in the Offering Memorandum; (ii) the conformity of the Notes to the terms set forth in the Offering Memorandum; (iii) the accuracy of representations made to us by the Company, which are set forth in the certificate delivered to us by the Company, dated May 8, 2002 (the "Certificate"); and (iv) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. We also have assumed that the transactions related to the issuance of the Notes will be consummated in the manner contemplated by the Offering Memorandum.
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Horace Mann Educators Corporation
May 8, 2002
page 2


         Based upon the foregoing and in reliance thereon, including, without limitation, the representations of the Company contained in the Certificate that
(a) as of the issue date, the likelihood that the contingent interest payments will or will not be made during the term of the Notes is not remote and (b) under reasonably expected market conditions, the potential amount of contingent payments, if paid, is not insignificant relative to the total expected amount of the payments on the Notes, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that:

         (1) the Notes will be treated as indebtedness of the Company for U.S. federal income tax purposes; and

         (2) the Notes will be subject to the regulations governing contingent payment debt instruments contained in Section 1.1275-4(b) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code").

         We express no opinion concerning any tax consequences associated with the Notes other than the opinions specifically set forth herein.

         Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the IRS, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Notes, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such changes or inaccuracies that may occur or come to our attention.

         This opinion is furnished to you solely for your benefit in connection with the offering of the Notes and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent. We consent to the use of our name under the heading "Material United States Federal Income Tax Consequences" in the Offering Memorandum.

                                                     Very truly yours,



                                                     GIBSON, DUNN & CRUTCHER LLP

DWM/JMT/MKP